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                                                                     EXHIBIT 4.5

                               IRREVOCABLE WAIVER

                  THIS IRREVOCABLE WAIVER (this "Waiver"), dated as of April 12, 2002, is granted by CERBERUS PARTNERS, L.P., a New York limited partnership ("Cerberus"), FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and GOLDMAN, SACHS & CO., a New York limited partnership ("Goldman") (Cerberus, Foothill, and Goldman are individually referred to herein as a "Preferred Stockholder" and collectively referred to herein as the "Preferred Stockholders"), in favor of CORAM, INC., a Delaware corporation (the "Company").

                                    RECITALS:

                  WHEREAS, in order to maintain compliance with the Omnibus Budget Reconciliation Act of 1993 (commonly referred to as "Stark II") for 2001, the Company entered into an Exchange Agreement, dated as of December 29, 2000 (the "December 2000 Exchange Agreement"), with Cerberus, Foothill, and Goldman Sachs Credit Partners L.P. ("GSCP") (Cerberus, Foothill and GSCP are individually referred to herein as a "Noteholder" and collectively referred to herein as the "Noteholders"), pursuant to which the Noteholders exchanged certain indebtedness under their Series A Senior Subordinated Notes and Series B Senior Subordinated Convertible Notes for their pro rata share of approximately 905 shares of Coram, Inc. Series A Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"); and

                  WHEREAS, in connection with the December 2000 Exchange Agreement, the Company (a) filed a Certificate of Designation for the Series A Preferred Stock with the Delaware Secretary of State on December 29, 2000 (the "Certificate of Designation"); (b) amended and restated the Bylaws of the Company on December 29, 2000 (the "First Amended and Restated Bylaws"); and (c) entered into a Stockholder Agreement with the Preferred Stockholders on December 29, 2000 (the "Stockholder Agreement"); and

                  WHEREAS, in order to maintain compliance with Stark II for 2002, the Company entered into an Exchange Agreement, dated as of December 31, 2001 (the "December 2001 Exchange Agreement"), with the Noteholders, pursuant to which the Noteholders exchanged certain indebtedness under their Series A Senior Subordinated Notes for their pro rata share of approximately 189.6 shares of the Series A Preferred Stock; and

                  WHEREAS, in connection with the December 2001 Exchange Agreement, the Company (a) filed a Certificate of Amendment to the Certificate of Designation with the Delaware Secretary of State on December 31, 2001 (the "First Amended and Restated Certificate of Designation"); (b) amended and restated the First Amended and Restated Bylaws of the Company on December 31, 2001 (the "Second Amended and Restated Bylaws"); and (c) entered into an Amendment No. 1 to Stockholder Agreement with the Preferred Stockholders on December 31, 2001 (the "Amendment No. 1") (the Stockholder Agreement, as amended by the Amendment No. 1, is referred to herein as the "Amended Stockholder Agreement"); and


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                  WHEREAS, in furtherance of the December 2000 Exchange
Agreement and the December 2001 Exchange Agreement and in order to continue to maintain compliance with Stark II, the Preferred Stockholders are willing to irrevocably and permanently waive certain voting rights with respect to the Series A Preferred Stock and certain other rights to appoint and elect members of the Company's board of directors (the "Board"), in each case as more fully set forth herein.

                  NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Preferred Stockholders hereby agree as follows:

                  SECTION 1. IRREVOCABLE WAIVER. The Preferred Stockholders, in their capacity as holders of the Preferred Stock, hereby irrevocably and permanently waive (and, therefore, irrevocably and permanently agree that they do not have and will not be able to exercise) any voting rights or rights to appoint or elect members of the Board that are or would be inconsistent with the terms of the First Amended and Restated Certificate of Designation, the Second Amended and Restated Bylaws and the Amended Stockholder Agreement as if the following amendments were made thereto and were in full force and effect:

                  (a) Amendment and restatement of Section 5 [Voting Rights] of the First Amended and Restated Certificate of Designation in its entirety as follows:

                  5. Voting Rights. In addition to any voting rights provided by law (which rights, except as may be prohibited by law, are subject to the provisions for dilution and the limitations set forth in Section 5(a) hereof), the holders of shares of Preferred Stock shall have the following voting rights:

                           (a) Subject to the provisions for dilution and the
                  limitations hereinafter set forth, so long as any of the Preferred Stock is outstanding, each share of Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the stockholders of the Company. The number of votes which a holder of Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided (which adjustment is subject to the limitations set forth in this
                  Section 5(a)), is hereinafter referred to as the "Vote Multiple," which, as of the first of the Original Issue Dates, will be equal to one per each share of Preferred Stock. In the event the Corporation shall at any time after the first of the Original Issue Dates declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, or issue additional shares of Common Stock at a purchase price which is less than the Appraised Value of such shares on the date of issuance, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share which holders of shares of Preferred Stock are entitled to cast after such event shall be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of Common Stock and Preferred Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock and Preferred Stock that were outstanding immediately prior to such event. Notwithstanding


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                  the foregoing or any other provision to the contrary set forth in the Certificate of Incorporation or By-laws of the Company or this Certificate of Designation or in any other document relating to the voting rights of the holders of the shares of the Preferred Stock, the "Vote Multiple" applicable to the determination of the number of votes per share which holders of shares of Preferred Stock are entitled to cast shall at all times be adjusted to the extent necessary to ensure that the holders of all shares of Preferred Stock shall not be entitled to cast more than 49% of the votes on any matter voted on by the holders of the shares of Common Stock and the holders of the shares of Preferred Stock, voting together as a single class.

                           (b) The unanimous affirmative vote of all of the
                  shares of Preferred Stock, voting together as a class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, or pursuant to a written consent of stockholders shall be necessary to:

                                    (i) authorize, adopt or approve an amendment
                           to the Certificate of Incorporation or By-laws of the Company or an amendment to this Certificate of Designation that would have one of the following results: (A) reduce the stated value or Liquidation Preference of, or Dividend Rate on, the Preferred Stock, (B) change the place or currency of payment or stated value or Liquidation Preference of, or Dividend Rate on, the Preferred Stock, (C) impair the right to institute suit for the enforcement of any payment on or with respect to the Preferred Stock, or
                           (D) reduce the percentage of outstanding shares of Preferred Stock necessary to modify or amend the terms hereof or to grant waivers;

                                    (ii) issue any shares of the capital stock
                           of the Company ranking senior to, or pari passu with (either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up) the Preferred Stock, or issue any securities convertible into or exchangeable for such shares, except shares of Common Stock; or

                                    (iii) take any action which would result in
                           an Organic Change.

                           (c) The holders of shares of Preferred Stock shall
                  have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect up to a number of directors that constitutes less than half of the total number of directors of the Company; provided, however, that if the holders of shares of Preferred Stock do not elect any directors to the Board, then each holder shall have the right to appoint an observer to the Board.

                           (d) The foregoing rights of holders of shares of
                  Preferred Stock to take any actions as provided in this
                  Section 5 may be exercised at any annual meeting of stockholders or at a special meeting of stockholders held for such purpose as hereinafter provided or at any adjournment thereof or pursuant to any written consent of stockholders. If
                  (A) the annual meeting of stockholders of the Company is not, for any reason, held within the time fixed in the By-laws of the Company, or (B) vacancies shall exist in the offices of directors elected by the holders of Preferred Stock, a proper officer of the Company, upon the written request of the holders of record of at least ten percent (10%) of the shares of Preferred Stock then outstanding addressed to the Secretary of the Company, shall call a special meeting in lieu of the annual meeting of stockholders or a special meeting of the holders of Preferred Stock, for the purpose of electing or, if


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                  necessary, removing directors. Any such meeting shall be held at the earliest practicable date at the place for the holding of the annual meetings of stockholders. If such meeting shall not be called by the proper officer of the Company within twenty (20) days after personal service of said written request upon the Secretary of the Company, or within twenty
                  (20) days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the holders of record of at least ten percent (10%) of the outstanding shares of Preferred Stock may designate in writing one of their members to call such meeting at the expense of the Company, and such meeting may be called by the person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders. Any holder of Preferred Stock so designated shall have access to the lists of stockholders to be called pursuant to the provisions hereof.

                           (e) Subject to the proviso in Section 4.2 of the
                  By-laws of the Company, any vacancy occurring in the office of director elected by the holders of Preferred Stock may be filled by the remaining director(s) elected by the holders of Preferred Stock unless and until such vacancy shall be filled by the holders of Preferred Stock. The term of office of the directors elected by the holders of Preferred Stock shall terminate upon the election of their successors at any meeting of the holders of the shares of Preferred Stock held for the purpose of electing directors.

                           (f) Subject to the proviso in Section 4.2 of the
                  By-laws of the Company, the directors elected by the holders of shares of Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote of the holders of at least a majority of the outstanding shares of Preferred Stock. A special meeting of the holders of shares of Preferred Stock may be called in accordance with the procedures set forth in Section 5(d) above.

                  (b) Amendment of Section 4.2 [Number, Tenure and Resignation] of the Second Amended and Restated Bylaws by deleting the introduction and replacing it with the following:

                  Section 4.2 Number, Tenure and Resignation. The authorized number of directors of the Corporation shall be not less than two (2) nor more than seven (7) (of which the holders of the Preferred Stock of the Corporation shall be entitled to elect up to a number of directors that constitutes less than half of the total directors, but such number shall not be more than two (2) during such time that any shares of the Preferred Stock are outstanding prior to a Triggering Event)), and such number may be changed from time to time within such specified limit by a duly adopted resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director (unless such decrease results in the holders of the Preferred Stock having elected half or more of the directors of the Corporation, in which case the term of one or more of the directors elected by the holders of the Preferred Stock shall be immediately terminated in order to bring the number of directors of the Corporation elected by the holders of the Preferred Stock to less than half of the total directors of the Corporation). The directors of the Corporation shall be elected by a plurality vote of the shares of the Corporation's stock represented in person or by proxy at the annual meeting of the stockholders and entitled to vote on the election of directors of the Corporation. Each director shall hold office until the last to occur of the next annual meeting of stockholders or until his successor shall have been elected and qualified, or until his earlier written resignation or removal in the manner herein provided. A director may resign at any time by written notice to the Board, its Chairman, the President or the Secretary. The resignation is effective on the date it bears, or


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         its designated effective date. For purposes of these Bylaws,
         "Triggering Event" means, at any time (from and after April 13, 2002), the earliest to occur of the following:

                  (c) Amendment and restatement of Section 4.3 [Quorum and Manner of Acting] of the Second Amended and Restated Bylaws in its entirety as follows:

                  Section 4.3 Quorum and Manner of Acting. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any meeting of the Board of Directors. If a quorum shall fail to attend any meeting, the Chairman of the meeting or a majority of the directors who are present at the meeting may adjourn the meeting to another place and time.

                  (d) Amendment of Section 1 of the Amended Stockholder Agreement by deleting the date "January 1" in the definition of "Triggering Event" and replacing it with the date "April 13".

                  (e) Amendment and restatement of Section 4.1 [Voting Rights] of the Amended Stockholder Agreement in its entirety as follows:

                  4.1. Voting Rights. The holders of the shares of Preferred Stock hereby acknowledge and agree that the voting rights set forth in
         Section 5 of the Certificate of Designation shall not be effective (and shall not be exercised by the holders of the shares of Preferred Stock) prior to the occurrence of a Triggering Event. Prior to such Triggering Event, the holders of the shares of Preferred Stock shall have the following voting rights in lieu of the voting rights set forth in
         Section 5 of the Certificate of Designation:

                           (a) The holders of shares of Preferred Stock shall
                  have the exclusive right, voting separately as a single class, to elect up to a number of directors (but not more than two) that constitutes less than half of the total directors of the Company; provided, however, that if the holders of the shares of Preferred Stock do not elect any directors to the Board of Directors, such holders will have the right to appoint up to three observers to the Board of Directors.

                           (b) Subject to the proviso in Section 4.2 of the
                  Bylaws of the Company, any vacancy occurring in the office of director elected by the holders of the shares of Preferred Stock or any additional director to be elected pursuant to
                  Section 4.1(a) above may be filled by the remaining director(s) elected by the holders of the shares of Preferred Stock unless and until such vacancy shall be filled by the holders of the shares of Preferred Stock. The term of office of the directors elected by the holders of the shares of Preferred Stock shall terminate upon the election of their successors at any meeting of the holders of the shares of Preferred Stock held for the purpose of electing directors elected by the holders of the shares of Preferred Stock.

                           (c) Subject to the proviso in Section 4.2 of the
                  Bylaws of the Company, the directors elected by the holders of the shares of Preferred Stock voting separately as a single class may only be removed from office with or without cause by the vote of the holders of at least a majority of the outstanding shares of Preferred Stock.


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                           (d) From and after the occurrence of a Triggering
                  Event, the foregoing rights of the holders of the shares of Preferred Stock to elect directors of the Company in accordance with this Section 4.1 shall no longer be effective (and shall not be exercised by the holders of the shares of Preferred Stock) and shall be replaced with the rights of the holders of shares of Preferred Stock to elect directors of the Company in accordance with Section 5 of the Certificate of Designation.

                  SECTION 2. REVOCATION; AMENDMENT. This Waiver is coupled with an interest and shall not be revoked or otherwise amended, modified or supplemented by any or all of the Preferred Stockholders without the prior written consent of the Company and its sole voting common stockholder, Coram Healthcare Corporation ("CHC").

                  SECTION 3. SPECIFIC ENFORCEMENT; SPECIFIC PERFORMANCE. The Preferred Stockholders hereby acknowledge and agree that the Company will be irreparably damaged if this Waiver is not specifically enforced. Upon an attempt by any or all of the Preferred Stockholders to revoke or otherwise amend, modify or supplement this Waiver, the Company shall be entitled to, in addition to all other remedies available to the Company with respect thereto, a temporary or permanent injunction, without showing any actual damage, and/or a decree of specific performance. In any action or proceeding to specifically enforce the provisions of this Waiver, the Preferred Stockholders hereby waive any claim or defense that the Company has an adequate remedy at law and hereby agrees not to argue in any such action or proceeding that such remedy at law exists. This
Section 3, however, shall not prevent the Company from seeking a remedy at law in connection with an attempt by any or all of the Preferred Stockholders to revoke or otherwise amend, modify or supplement this Waiver.

                  SECTION 4. FURTHER ASSURANCES. The Preferred Stockholders hereby agree to do and perform, or to cause to be done and performed, all such further acts and things, and hereby agree to execute and deliver all such other agreements, certificates, instruments and documents, as the Company may reasonably request in order to carry out the intent and accomplish the purposes of this Waiver.

                  SECTION 5. SEVERABILITY. If any of the provisions of this Waiver shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of such provision in every other respect and of the remaining provisions of this Waiver shall not be impaired in any way.

                  SECTION 6. GOVERNING LAW. This Waiver shall be construed and enforced in accordance with the laws of the State of Delaware, regardless of the choice of law provisions thereof.

                  SECTION 7. FACSIMILE SIGNATURES; COUNTERPARTS. This Waiver may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  SECTION 8. SUCCESSORS AND ASSIGNS. This Waiver shall be binding on the Preferred Stockholders and their successors and assigns and shall inure to the benefit of the Company and CHC and their successors and assigns.


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                  IN WITNESS WHEREOF, the Preferred Stockholders have executed and delivered this Waiver as of the date first above written.

                                                  CERBERUS PARTNERS, L.P.

                                                  By: Cerberus Associates LLC
                                                  Its: General Partner

                                                  By: /s/ Mark A. Neporent
                                                      --------------------------
                                                  Name:  Mark A. Neporent
                                                  Title: Managing Director



                                                  FOOTHILL CAPITAL CORPORATION


                                                  By: /s/ M.E. Stearns
                                                      --------------------------
                                                  Name:  M.E. Stearns
                                                  Title: Senior Vice President



                                                  GOLDMAN, SACHS & CO.


                                                  By: /s/ James R. Book
                                                      --------------------------
                                                  Name:  James R. Book
                                                  Title: Authorized Signatory